Exhibit 15


November 7, 1997



Securities and Exchange Commission
450 Fifth Street
Washington, D.C.  20549

Dear Ladies and Gentlemen:

We are aware that the September 30, 1997 Quarterly Report on Form 10-Q of AlliedSignal Inc. which includes our report dated October 27, 1997 (issued pursuant to the provisions of Statement on Auditing Standard No. 71) will be incorporated by reference in the Prospectuses constituting part of AlliedSignal Inc.'s Registration Statements, on Forms S-8 (Nos. 33-09896, 33-51455, 33-55410, 33-58347, 33-60261, 33-
62963, 33-64295 and 333-14673), on Forms S-3 (Nos. 33-13211,
33-14071, 33-55425, 33-64245 and 333-22355) and on Form S-8
(filed as an amendment to Form S-14, No. 2-99416-01). We are also aware of our responsibilities under the Securities Act of 1933.

Very truly yours,

/s/ Price Waterhouse LLP

Price Waterhouse LLP